Exhibit 3.32

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ARAMARK CTS, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of ARAMARK CTS, LLC (the “Company”), dated and effective as of October , 2002 is entered into by the undersigned to form a limited liability company under the laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth.

RECITALS

WHEREAS, ARAMARK Services, Inc. (“ARAMARK”) is the sole member of the Company; and

WHEREAS, ARAMARK desires that the Agreement be the sole governing document of the Company

The Agreement is therefore set forth as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement the following terms shall have the meanings respectively assigned to them in this Article I unless otherwise expressly provided herein or unless the context otherwise requires:

Act. “Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

Agreement. “Agreement” shall mean this Limited Liability Company Agreement of the Company as the same may be amended or restated from time to time in accordance with its terms.

Company: “Company” shall mean ARAMARK CTS, LLC, a Delaware limited liability company formed pursuant to the Act and this Agreement.

Member: “Member” shall mean ARAMARK Services, Inc. and any person or entity hereafter admitted to the Company as a member of the Company as provided in this Agreement.

ARTICLE II

FORMATION OF THE COMPANY

2.1. Formation of Limited Liability Company. ARAMARK has (a) organized the Company pursuant to the Act and (b) caused a Certificate of Formation to be filed with the Secretary of State, and the Secretary of State has returned a certified copy that is attached as Exhibit 2.1 hereto.

2.2. Business Purpose. The Company is organized for the purposes of engaging in any lawful act or activity for which limited liability companies may be organized under the Act.

2.3. Period of Duration. The term of the Company shall continue in perpetuity, unless the Company is earlier dissolved pursuant to law or the provisions of this Agreement.

2.4. Foreign Qualification. The Company shall perform such acts as may be necessary or appropriate to register the Company as a foreign limited liability company authorized to do business in such jurisdictions as the Company shall deem necessary or appropriate in connection with the business of the Company.

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

3.1. Registered Agent and Registered Office. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1. Initial Capital. ARAMARK has contributed cash or property of an agreed value as set forth in the books and records of the Company.

4.2. Additional Contributions. No Member is required to make any additional capital contributions to the Company.

4.3 Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member. It is intended that the Company will be “disregarded as an entity separate from its owner” within the meaning of Section 3301.7701-3 of the Treasury Regulations. Neither the Company nor its Member may take any action inconsistent with such characterization.

ARTICLE V

MEMBERS, OFFICERS, CONSENT

5.1 Members. Upon execution of this Agreement, ARAMARK is admitted as the sole member of the Company.

5.2 Authorized Person. Lilly Dorsa is designated as an authorized person, within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware and all acts committed in furtherance thereof are ratified.

5.3. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act. The Member may appoint a manager or managers who may exercise any or all of such powers with such manager or managers to hold such titles or offices as designated by the Member.

5.4. Method of Giving Consent. Any consent of a member required by this Agreement may be given by a written consent.

5.5 Assignments. The Member may assign in whole, but not in part, its limited liability company interest in the Company.

5.6 Issuance of Additional Company Interests. The issuance of any new limited liability company interests in the Company is prohibited.

5.7 Indemnification.

a. Definitions. For the purposes of this section, the following terms shall have the following meanings:

(1) “Indemnified Capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a Member, manager, officer, employee or agent of the Company, or, at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

(2) “Indemnified Representative” means any and all Members, managers and officers of the Company and any other person designated as an indemnified representative by the Members or managers of the Company (which may, but need not, include any person serving at the request of the Company, as a member, manager, officer, employee, agent, fiduciary or trustee of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise).

(3) “Liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements).

(4) “Proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigation, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members or security holders or otherwise.

b. Indemnification by the Company

(1) The Company shall indemnify an Indemnified Representative against any Liability incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an Indemnified Capacity including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except:

(i) where such indemnification is expressly prohibited by applicable law;

(ii) where the conduct of the Indemnified Representative has been finally determined:

A) to constitute willful misconduct or recklessness sufficient in the circumstances to bar indemnification against liabilities arising from the conduct; or

B) to be based upon or attributable to the receipt by the Indemnified Representative from the Company of a personal benefit to which the Indemnified Representative is not legally entitled; or

(iii) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

(2) If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any Liabilities to which such person may be subject, the Company shall indemnify such Indemnified Representative to the maximum extent for such portion of the Liabilities.

(3) The termination of a Proceeding by settlement shall not create a presumption that the Indemnified Representative is not entitled to indemnification.

(4) To the extent that an Indemnified Representative of the Company has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

c. Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Section, the Company shall not indemnify under this Section an Indemnified Representative for any liability incurred in a Proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervener or amicus curiae by the person seeking indemnification unless such initiation of or participation in the Proceeding is authorized, either before or after its commencement, by the Member or managers in office. This paragraph does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section.

d. Advancing Expenses. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding described in Section 13(b) or the initiation of or participation in which is authorized pursuant to Section 13(c) upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the Company pursuant to this Section. The financial ability of an Indemnified Representative to repay an advance shall not be a prerequisite to the making of such advance.

e. Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided in this Section or otherwise, the Company may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the Company, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Member or Managers shall deem appropriate. Absent fraud, the determination of the Member or managers with respect to such amounts, costs, terms and conditions shall be conclusive against the Member and all security holders, officers and managers and shall not be subject to voidability.

f. Payment of Indemnification. An Indemnified Representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the Company. The indemnification pursuant to this Section shall be made only from the assets of the Company and no Member shall be personally liable therefore.

g. Contribution. If the indemnification provided for in this Section or otherwise is unavailable for any reason in respect of any Liability or portion thereof, the Company shall contribute to the Liabilities to which the Indemnified Representative may be subject in such proportion as is appropriate to reflect the intent of this Section or otherwise.

h. Contract Rights; Amendment or Repeal. All rights under this Section shall be deemed a contract between the Company and the Indemnified Representative pursuant to which the Company and each Indemnified Representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

i. Scope of this Section. The rights granted by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of disinterested Managers or otherwise, both as to action in an Indemnified Capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Section shall continue as to a person who has ceased to be an Indemnified Representative in respect of matters arising prior to such time, and such inure to the benefit of the heirs, executors, administrators and personal representatives of such a person

j. Reliance on Provisions. Each person who shall act as an Indemnified Representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Section.

ARTICLE VI

DISSOLUTION

6.1 Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (I) the written consent of the Member (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Act or this Agreement.

IN WITNESS WHEREOF, the member has hereunto set its hand as of the day and year first above written.

SOLE MEMBER:

ARAMARK SERVICES, INC.

By:	/s/ Michael O’Hara
Michael O’Hara
Vice President